Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Quarterly Net Income of $0.8 Million

Revenues of $4.0 million for Q2 2009

Redwood City, California, May 26, 2009 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for its second fiscal quarter ended April 30, 2009.

For the quarter, Versant reported revenues of $4.0 million from its continuing operations, compared to $6.7 million for the same quarter of the last fiscal year. The quarter’s revenue thus somewhat exceeded the Company’s forecast of between $3.5 to $3.7 million of revenue in its recent updated revenue guidance for the quarter.

The 41% decrease in revenues for the quarter as compared to the same quarter of last fiscal year was primarily attributable to a decrease in license revenues in the quarter relative to the same period in the prior fiscal year and, to a lesser extent, an increase in the exchange rate of the US dollar against the euro.  This increase in the dollar/euro exchange rate contributed to approximately 7% of the decrease in revenues for the quarter ended April 30, 2009 over the same period last year.  In the quarter ended April 30, 2009 there were fewer license transactions and no customer accounted for more than 10% of total revenues in the quarter, whereas two customers contributed approximately 29% of total revenues in the quarter ended April 30, 2008.

Net income for the quarter was $0.8 million and diluted net income per share was $0.21, compared to net income of $2.0 million and diluted net income per share of $0.53 for the second quarter of fiscal 2008.

Versant also reported an increase in its cash and cash equivalents of approximately $2.0 million during the quarter. This increase was primarily a result of collections of our trade accounts receivable, resulting in a decrease in trade accounts receivable of $3.3 million, and was partially offset by expenditures of approximately $1.2 million to repurchase shares of our common stock under the stock repurchase program we announced in December 2008.

Since announcement of our stock repurchase program, under which the Company is authorized to repurchase up to $5.0 million worth of its outstanding common shares, Versant has acquired 158,390 of its common shares in the open market for a total price of approximately $2.3 million, or an average purchase price of $14.34 per share, leaving a balance of approximately $2.7 million in funds available for future repurchases of stock under this program.

“Due to the current worldwide recession, Versant has witnessed a significant drop in license revenues, especially revenues from larger transactions.  Nevertheless, ongoing royalty payments and maintenance revenues derived from our independent software vendors continue to be relatively stable,” said Jochen Witte, CEO of Versant Corporation. “Despite the difficult economic environment, Versant has continued to be profitable in its second quarter of fiscal 2009, with net income of $0.8 million, representing a 20% net income margin in the quarter.”

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries, including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Sagem, US Government, and Financial Times.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections.  These forward-looking statements include the statements in this press release regarding the relative stability of ongoing royalty payments and maintenance revenues.  Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or other matters and involve significant risks and uncertainties.

There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: the impact of the current downturn in the global economy, which may reduce our customers’ revenues and profits and thus dissuade them from making strategic capital purchase decisions for our products and services; our inability to achieve revenue expectations or projected net income levels as a result of the foregoing factors, delays in the sales cycle for our products and services or failures to close key sales transactions; changing market demands or perceptions of our products and technologies; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; the timing of larger customer transactions, which may tend to result in significant variations in quarterly revenues and operating results; potential reductions in the prices we charge for our products and services due to competitive conditions or the general economic downturn; changes in currency exchange rates; the Company’s ability to successfully manage its costs and operations, any failure of our efforts to capitalize on, or successfully integrate, the recently acquired db4o database business or to ultimately make that business profitable; and the capabilities of our recently appointed Vice President of Sales, North America.  The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the fiscal year ended October 31, 2008, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Tuesday, May 26, 2009
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-866-225-8754
International:	1-480-629-9723
Conference ID:	4082617
Internet Simulcast*:	http://viavid.net/dce.aspx?sid=0000655C

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until June 2, 2009.

Replay number US:	1-800-406-7325
International Replay number:	1-303-590-3030
Replay Pass Code**:	4082617

** Enter the playback pass code to access the replay.

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	April 30,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$26,802	$27,234
Trade accounts receivable, net of allowance for doubtful accounts of $9 and $16 at April 30, 2009 and October 31, 2008, respectively	2,193	2,801
Other current assets	409	399
Total current assets	29,404	30,434

Property and equipment, net	610	670
Goodwill	8,310	6,720
Intangible assets, net	975	565
Other assets	121	172
Total assets	$39,420	$38,561

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$190	$371
Accrued liabilities	1,167	1,525
Deferred revenues	3,943	3,120
Deferred rent	21	17
Total current liabilities	5,321	5,033

Deferred revenues	292	317
Deferred rent	2	13
Other long-term liabilities	45	44
Total liabilities	5,660	5,407

Stockholders’ equity:
Common stock, no par value, 7,500,000 shares authorized, 3,761,936 shares issued and 3,603,546 shares outstanding at April 30, 2009, and 3,746,581 shares issued and outstanding at October 31, 2008	98,330	97,717
Treasury stock at cost, 158,390 shares at April 30, 2009	(2,277)	—
Accumulated other comprehensive income	115	183
Accumulated deficit	(62,408)	(64,746)
Total stockholders’ equity	33,760	33,154
Total liabilities and stockholders’ equity	$39,420	$38,561

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	April 30,	April 30,	April 30,	April 30,
	2009	2008	2009	2008

Revenues:
License	$1,931	$4,425	$5,173	$8,387
Maintenance	1,957	2,229	4,272	4,459
Professional services	71	67	133	159
Total revenues	3,959	6,721	9,578	13,005

Cost of revenues:
License	57	79	122	159
Amortization of intangible assets	108	79	201	158
Maintenance	333	366	716	750
Professional services	34	28	70	55
Total cost of revenues	532	552	1,109	1,122

Gross profit	3,427	6,169	8,469	11,883

Operating expenses:
Sales and marketing	811	956	1,997	1,797
Research and development	980	1,101	1,974	2,155
General and administrative	818	1,978	2,004	3,063
Total operating expenses	2,609	4,035	5,975	7,015

Income from operations	818	2,134	2,494	4,868
Interest and other income, net	102	129	256	330
Income from continuing operations before taxes	920	2,263	2,750	5,198
Provision for income taxes	144	286	412	698
Net income from continuing operations	776	1,977	2,338	4,500
Net income from discontinued operations, net of income taxes	—	16	—	98
Net income	$776	$1,993	$2,338	$4,598

Basic income per share:
Net income from continuing operations	$0.21	$0.53	$0.63	$1.22
Net income from discontinued operations, net of income taxes	$—	$0.01	$—	$0.03
Net income per share, basic	$0.21	$0.54	$0.63	$1.25

Diluted income per share:
Net income from continuing operations	$0.21	$0.52	$0.63	$1.19
Net income from discontinued operations, net of income taxes	$—	$0.01	$—	$0.03
Net income per share, diluted	$0.21	$0.53	$0.63	$1.22

Shares used in per share calculation:
Basic	3,645	3,701	3,684	3,691
Diluted	3,681	3,777	3,720	3,769

Non-cash stock-based compensation included in the above expenses:
Cost of revenues	$17	$15	$27	$28
Sales and marketing	$18	$53	$58	$102
Research and development	$56	$42	$100	$81
General and administrative	$146	$98	$285	$189